Exhibit 10

EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of January 1, 2008 (this “Agreement”), is entered into by and between RETRACTABLE TECHNOLOGIES, INC., a Texas corporation (the “Company”), the principal office of which is located at 511 Lobo Lane, P.O. Box 9, Little Elm, Texas 75068, and THOMAS J. SHAW (“Shaw”). The Company and Shaw are collectively referred to herein as the “Parties.” In consideration of the mutual covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE I

DUTIES AND COMPENSATION

1.01  Term of Employment and Duties.  The Company and Shaw agree that for the period commencing on January 1, 2008, and terminating on December 31, 2010 (the “Termination Date”), the Company shall employ Shaw and Shaw shall perform duties (“Duties”) for the Company as Chief Executive Officer and President of the Company as set forth in the Company’s Third Amended and Restated Bylaws and shall report to the Company’s Board of Directors (the “Board”).

1.02  Commitment to the Company.  During the term of this Agreement, Shaw shall devote such working time, attention and energies to the business of the Company, as is necessary or appropriate for the performance of his Duties as Chief Executive Officer and President of the Company.  However, this commitment shall not be construed as preventing Shaw from participating in other businesses or from investing Shaw’s personal assets in such form or manner as may require occasional or incidental time on the part of Shaw in the management, conservation and protection of such investments and provided that such investments or business cannot be construed as being competitive or in conflict with the business of the Company.

1.03  Renewal of Term.  Unless Shaw’s employment hereunder is otherwise terminated as provided herein,  this Agreement shall renew upon each Termination Date and continue in effect for an additional two-year period, and each successive Termination Date shall thereafter be designated as the “Termination Date” for all purposes under this Agreement.  The provisions regarding post-employment issues of this Agreement survive termination of employment hereunder.

1.04  (a)  Salary.  Beginning January 1, 2008, Shaw shall receive a salary of $416,399.88 per year, payable in 26 bi-weekly installments.  Annually, the Compensation and Benefits Committee shall review Shaw’s salary and shall make such increases in future salary as it considers appropriate.  Shaw’s salary during the term of this Agreement shall never be less than $416,399.88 per year (the “Base Minimum Salary”).  Effective at the beginning of each calendar year beginning January 1, 2009, and each year thereafter Shaw’s Base Minimum Salary shall be increased by the percentage increase in the Consumer Price Index during the previous calendar year. The Base Minimum Salary, as adjusted, shall be the Base Minimum Salary in the next year.

(b)  Fringe Benefits. During the term of this Agreement, the Company shall provide to Shaw each of the following:

(i)   all reasonable and customary executive “fringe benefits,” including, but not limited to, participation in qualified pension and profit-sharing plans, participation in the Company’s Cafeteria Plan, and such other insurance benefits that are granted to or provided for executives now in the employ of the Company or that may be granted to or provided for them during the term of Shaw’s employment under this Agreement.  Such payments of any fringe benefits to Shaw hereunder, if any, must be made by the 15th day of the third month of the year following the date Shaw is entitled to such benefits; and

(ii)  paid vacation and sick leave, as determined by the Board under a bona fide plan.

(c)  Reimbursement of Expenses.

(i)                 During the term of Shaw’s employment hereunder, the Company shall pay directly or reimburse Shaw for all reasonable and necessary out of pocket travel and entertainment expenses incurred by him in carrying on his Duties and responsibilities under this Agreement on behalf of the Company. In addition, the Company shall furnish Shaw with a cellular telephone and suitable office space and facilities for the performance of his Duties during the term of Shaw’s employment hereunder.

(ii)                During the term of Shaw’s employment hereunder, the Company shall also pay for Shaw’s membership dues in professional organizations and for any seminars and conferences related to Company business.

(iii)               The amount of expenses eligible for reimbursement during a particular year may not affect the expenses eligible for reimbursement in any other taxable year.

(iv)               The right to reimbursement is not subject to liquidation or exchange for another benefit.

(v)                Reimbursement of expenses upon separation of service shall be payable on or before seven months after the expense is incurred but in no event earlier than 6 months and one day after the expense is incurred.

1.05 (a)  Indemnification.  Shaw shall be indemnified by the Company for all legal expenses, court costs and all liabilities incurred in connection with any proceeding involving him by reason of his being or having been an officer, employee or agent of the Company to the fullest extent permitted by the laws of the State of Texas.

(b)  Payment of Expenses. In the event of any action, proceeding or claim against Shaw arising out of his serving or having served in a capacity specified in Section 1.01 above, which in Shaw’s sole judgment requires him to retain counsel (such choice of counsel to be made by Shaw with the prior consent of the Company, which may not unreasonably withhold its consent) or otherwise expend his personal funds for his defense in connection therewith, the Company shall pay for or reimburse Shaw for all reasonable attorney’s fees and expenses and court and other costs associated with Shaw’s defense of such action as such fees and costs are incurred.

ARTICLE II

TERMINATION OF EMPLOYMENT

2.01 Termination Procedure.  Either party to this Agreement may terminate Shaw’s employment under this Agreement by giving the other party written notice of the intent to terminate at least thirty days prior to the proposed termination date except as set out in section 2.02.  A decision by the Company to terminate Shaw’s employment under this Agreement shall require an affirmative vote of more than 66-2/3% of the Board except as set out in Section 2.02.

2.02  Death.  This Agreement shall terminate on the date of Shaw’s death. If this Agreement is terminated as a result of Shaw’s death, the Company shall pay to Shaw’s estate, upon appointment of the Independent Executor or other personal representative but in no event any later than the 90th day following his death, a lump sum severance payment consisting of Shaw’s salary through the date of his death and reimbursement of expenses.   Shaw shall also be entitled to such rights as are provided under the Company’s qualified employment benefit plans as such term is defined in final 409A Treasury Regulations.

2.03  Disability.  The Company shall have the right to terminate this Agreement if Shaw incurs a permanent disability during the term of his employment under this Agreement.  For purposes of this Agreement, “Permanent Disability” shall mean Shaw is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.  Shaw shall also be deemed to be disabled for purposes of this section if he is determined to be totally disabled by the Social Security Administration.

In the event that either party disputes whether Shaw has a permanent disability, such dispute shall be submitted to a physician mutually agreed upon by Shaw or his legal guardian and the Company.  If the parties are unable to agree on a mutually satisfactory physician, each shall select a reputable physician, who, together, shall in turn select a third physician whose determination of Shaw’s ability to perform his job duties shall be conclusive and binding to the parties.  Evidence of such disability shall be conclusive notwithstanding that a disability policy or clause in an insurance policy covering Shaw shall contain a different definition of “permanent disability.”

If Shaw’s employment under this Agreement is terminated by the Company because he has a permanent disability, the Company shall pay Shaw, not sooner than six months and one day after the date of termination and not later than seven months after the date of termination, a lump sum severance payment consisting of: (1) Shaw’s salary through the date of his termination, (2) reimbursement of expenses, and (3) Shaw’s then undiscounted salary for a period of 24 months.  Shaw shall also be entitled to such rights as are provided under the Company’s qualified employment benefit plans as such term is defined in final 409A Treasury Regulations.

2.04  Termination With Cause.  The Company shall have the right to terminate this Agreement for cause.  For purposes of this Agreement, the Parties agree that “for cause” shall exclusively be defined to mean: (a) conviction of a felony which is materially detrimental to the Company, (b) proof, as determined finally by a court of competent jurisdiction, of the gross negligence or willful misconduct which is materially detrimental to the Company, or (c) proof, as determined finally by a court of competent jurisdiction, of a breach of a fiduciary duty which is materially detrimental to the Company.

If the Company terminates Shaw’s employment hereunder “for cause” the Company shall pay Shaw, not later than the 30th day following the date of termination, a lump sum severance payment consisting of Shaw’s salary through the date of his termination and reimbursement of expenses. In the event that such lump sum severance payment exceeds an amount equal to the lesser of two times Shaw’s annual compensation or two times the limit on compensation under Section 401(a)(17) of  the Internal Revenue Code of 1986, as amended (the “409A Limit Amount”), notwithstanding the above, the lump sum severance payment to be made not later than the 30th day following the date of termination shall be capped at the 409A Limit Amount.  The remainder shall be paid no earlier than six months and one day after the date of termination and no later than seven months after the date of termination.  Shaw shall also be entitled to such rights as are provided under the Company’s qualified employment plans as such term is defined in final 409A Treasury Regulations.

2.05 Termination Without Cause.  If the Company terminates Shaw’s employment hereunder for any reason other than for cause as that term is defined in Section 2.04 and not at his implicit request, as shall be determined in a writing by the independent Board members to be kept with the records of the Company, the Company shall pay Shaw, not later than the 30th day following the date of termination, a lump sum severance payment consisting of: (1) Shaw’s salary through the date of his termination, (2) reimbursement of expenses, and (3) Shaw’s then undiscounted salary for a period of 24 months. In the event that such lump sum severance payment exceeds the 409A Limit Amount, notwithstanding the above, the lump sum severance payment to be made not later than the 30th day following the date of termination shall be capped at the 409A Limit Amount.  The remainder shall be paid no earlier than six months and one day following the date of termination and no later than seven months after the date of termination.  Shaw shall also be entitled to such rights as are provided under the Company’s qualified benefit plans as such term is defined in final 409A Treasury Regulations.

2.06  Resignation.  If Shaw resigns from his employment under this Agreement other than for a reason of change of control or ownership as defined in Section 2.07, the Company shall pay Shaw, not sooner than six months and one day after the date of termination and not later than seven months after the date of termination a lump sum severance payment consisting of (1) Shaw’s salary through the date of his termination, (2) reimbursement of expenses, and (3) Shaw’s then undiscounted salary for a period of 90 days. Shaw shall also be entitled to such rights as are provided under the Company’s qualified employment benefit plans as such term is defined in final 409A Treasury Regulations.

2.07  Change of Control or Ownership.  Shaw shall have the right to resign from his employment under this Agreement if there is a Change of Control.  For purposes of this Agreement a Change of Control shall be deemed to have occurred on either of the following dates: (i) the date any one person (other than Shaw), or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total possible voting power of the stock of the Company (assuming the immediate conversion of all then outstanding convertible preferred stock) or (ii) the date a majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Shaw shall further have the right to resign from his employment under this Agreement if there is a Change of Ownership.  For purposes of this Agreement a Change of Ownership shall be deemed to have occurred on the date that any one person (other than Shaw), or more than one person acting as a group, acquires ownership of the Company’s stock that, together with the stock previously held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power (assuming the immediate conversion of all then outstanding convertible preferred stock) of the Company.

If Shaw exercises his right to terminate his employment hereunder following a Change of Control or Ownership, he shall receive, no sooner than six months and one day after the date of termination and not later than seven months after the date of termination, a lump sum severance payment consisting of: (1) Shaw’s salary through the date of his termination, (2) Shaw’s then undiscounted salary for a period of 24 months, and (3) reimbursement of expenses. Shaw shall also be entitled to such rights as are provided under the Company’s qualified employment benefit plans described in Section 401 of the Code.

2.08  Mitigation.  Shaw shall have no obligation to mitigate any damages or payments made to him under Article II of this Agreement.

2.09  Excess Parachute Payments.  In the event that payment of the amounts this Agreement requires the Company to pay Shaw would cause Shaw to be the recipient of an excess parachute payment (within the meaning of Section 280G(b) of the Code), the amount of the payments to be made to Shaw pursuant to this Agreement shall be reduced to an amount equal to one dollar less than the amount that would cause the payments hereunder to be excess parachute payments.  The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be mutually agreed to by Shaw and the Company.

ARTICLE III

RESTRICTIONS DURING AND AFTER EMPLOYMENT

3.01  Non-Compete.  During Shaw’s employment by the Company under this Agreement and for a one-year period following the termination of Shaw’s employment by the Company, except if such termination is pursuant to Section 2.05 or 2.07 of this Agreement, Shaw shall not work for or provide any services in any capacity to any individual or business entity that is in direct competition with the business of the Company as it exists during Shaw’s employment hereunder with the Company.

3.02  Non-Hire.  During the one-year period immediately following the termination of Shaw’s employment hereunder by the Company, except if such termination is pursuant to Section 2.05 or 2.07 of this Agreement, Shaw shall not, either directly or indirectly, recruit or hire or attempt to recruit or hire, any employee of the Company.

3.03  Soliciting Customers or Accounts After Termination of Employment. During the one-year period immediately following the termination of Shaw’s employment hereunder with the Company, except if such termination is pursuant to Section 2.05 or 2.07 of this Agreement, Shaw shall not either directly or indirectly:

(a) Make known to any person, firm or corporation the names and addresses of any of the customers or accounts of the Company; or

(b) Call on, solicit or take away, or attempt to call on, solicit or take away any of the customers or accounts of the Company on whom Shaw called or with whom he became acquainted during his employment hereunder with the Company, either for himself or for any other person, firm or corporation.

3.04  Company Records and Documents.  All Company-related records and documents are considered to be the exclusive property of the Company.  Upon the termination of Shaw’s employment hereunder by the Company for any reason, he shall promptly return to the Company all such records and documents in his possession or under his control.  Shaw shall have the right to retain copies of Company records and documents relating to the Company’s predecessor, his patents and those records and documents that are reasonably necessary for him to be able to exercise his rights under the Technology License Agreement entered into between Shaw and the Company on June 23, 1995, as amended (the “License Agreement”).

ARTICLE IV

MISCELLANEOUS

4.01  Relationship to License Agreement.  Nothing in this Agreement shall modify or limit Shaw’s rights and privileges as established in the License Agreement. In the event of any conflict between this Agreement and the terms of the License Agreement, the Parties agree that the terms of the License Agreement shall prevail.

4.02  Notice.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail by the Company to the residence of Shaw, or by Shaw to the Company’s principal office.

4.03  Further Assurances.  Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

4.04  Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected thereby.

4.05  Construction.  Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

4.06  Headings.  The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

4.07  Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.08  Governing Law.  This Agreement has been executed in and shall be governed by the laws of the State of Texas.

4.09  Inurement.  Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the Parties hereto.

4.10  Waivers.  No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver.  No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

4.11  Amendment.  This Agreement may be amended only by the unanimous written consent of both Shaw and the Company.

4.12  Execution.  Each party to this Agreement hereby represents and warrants to the other party that such party has full power and capacity to execute, deliver and perform this Agreement.

RETRACTABLE TECHNOLOGIES, INC.

THOMAS J. SHAW
By:	Individually
Print Name:
Its:

Date:	Date: